FOR IMMEDIATE RELEASE
Contact:
Danny Meisenheimer
VP of Brand Management
Pizza Inn, Inc.
469-384-5000
dmeisenheimer@pihq.com

PIZZA INN ANNOUNCES STOCK REPURCHASE PLAN EXTENSION

Board Approves Plan to Extend Repurchases to more than 2 Million Shares
Of Outstanding Common Stock

The Colony, Texas – June 2, 2008 – PIZZA INN INC. (NASDAQ:PZZI) today announced that its Board of Directors has authorized the repurchase of an additional 1,000,000 shares of company stock pursuant to the 2007 Stock Repurchase Plan authorized by the Board of Directors in May of 2007.

Share repurchases may be implemented through open market purchases, privately negotiated transactions, block trades or other methods, or by any combination of such methods.  The timing of repurchases is dependent on prevailing market conditions, alternative uses of capital and other factors.  The stock repurchase plan will be funded primarily through the Company’s available working capital.

Mr. Mark Schwarz, Chairman of the Board of Pizza Inn stated, "The increase in the repurchase program reflects our strong confidence in the future of the Pizza Inn brand and its strong franchise system.  The repurchase of our shares will continue to be considered along with additional investments in the business, and in the context of the Company's overall capital allocation process."

Pizza Inn President & CEO Charlie Morrison also commented.  “We continue to see positive momentum in our business with 5 straight quarters of positive same store sales growth and the recent announcements of new domestic franchise agreements and continued international expansion into new markets.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Pizza Inn’s operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within the restaurant and entertainment industries, success of franchise operations, negative publicity, seasonality, government regulations, weather and commodity, insurance and labor costs.

Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company.  The Company is a franchisor and food and supply distributor to a system of franchised and company owned restaurants operating both domestically and internationally under the trade name “Pizza Inn.”